Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated April 29, 2025 relating to the financial statements of Arrived Debt Fund, LLC, which comprise the balance sheet as of December 31, 2024 and the related statements of comprehensive income, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

May 14, 2025